Exhibit 99

CyberOptics Reports Fourth Quarter Operating Results

Strong Sales of 3D MRS™ Sensors, WaferSense® Products and 2D MX600™ Memory Module Systems

Minneapolis, MN—February 18, 2021—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $16.9 million for the fourth quarter of 2020 ended December 31, virtually unchanged from the fourth quarter of 2019. Net income for the fourth quarter of 2020 was $1.5 million or $0.20 per diluted share, compared to earnings of $168,000 or $0.02 per diluted share in the year-earlier period. Net income in the fourth quarter of 2020 benefited from the improvement in gross margin to 47%, reflecting the increased proportion of high-margin products in the sales mix, and lower operating expenses.

For full-year 2020, CyberOptics reported record sales of $70.1 million, an increase of 18% from $59.3 million in 2019. Net income in 2020 came to $5.7 million or $0.77 per diluted share, compared to earnings of $774,000 or $0.11 per share in 2019.

Dr. Subodh Kulkarni, president and chief executive officer, said, “CyberOptics’ fourth quarter sales were at the upper end of our previously issued guidance for this period. Our performance benefited from higher sales of Multi-Reflection Suppression™(MRS™) 3D sensors and WaferSense® semiconductor products as well as customer acceptances for $1.6 million of 2D MX600™ memory module inspection systems. As announced in January 2021, CyberOptics received orders valued at $4.2 million for 3D MX3000™ memory module inspection systems from multiple subcontractors for a large memory manufacturer. These orders, which validate the importance of our 3D MRS inspection technology to memory manufacturers, are scheduled to ship in the second and third quarters of 2021.”

He continued, “The capital spending outlook among customers in our markets is positive at this time. This environment bodes well for sales of our 3D MRS sensor and system products during the coming year.”

Sales of inspection and metrology systems fell 19% year-over-year to $8.2 million in the fourth quarter of 2020. Within this category, sales of SQ3000™ Multi-Function inspection systems declined 43% year-over-year to $4.0 million. This anticipated decrease was attributable to normal quarterly variation in sales of capital equipment. Micro LED-related sales of SQ3000 Multi-Function systems totaled approximately $600,000 in the fourth quarter of 2020. Additional orders for SQ3000 Multi-Function systems for micro LED inspection and metrology and 2D and 3D MX systems for memory module inspection are anticipated as 2021 progresses. Sales of inspection and metrology systems in the first quarter of 2021 are forecasted to decline on both a sequential and year-over-year basis due to normal quarterly sales variability.

Customer demonstrations are continuing for the new WX3000 metrology and inspection system that incorporates CyberOptics 3D NanoResolution MRS™ sensor. The NanoResolution sensor and WX system have positioned CyberOptics to capitalize upon long term growth opportunities in its markets.

Sales of 3D and 2D sensors increased 37% year-over-year to $5.0 million in the fourth quarter of 2020. This growth was driven by sales of 3D MRS sensors, which rose 85% year-over-year to $3.5 million. The increase was generated by demand from OEM’s and system integrators using 3D MRS sensors for high-end semiconductor inspection and metrology applications. Sales of 3D and 2D sensors are forecasted to post strong growth in the first quarter of 2021 on both a sequential and year-over-year basis.

Sales of semiconductor sensors increased 21% year-over-year to $3.7 million in the fourth quarter of 2020. Sales of these yield and process improvement sensors are expected to post sequential and year-over-year increases in the first quarter of 2021.

CyberOptics’ backlog at December 31, 2020 was $23.0 million, up from $17.7 million at the end of the third quarter, due primarily to the recently announced orders valued at $4.2 million for 3D MX3000 memory module inspection systems. The company is forecasting sales of $16.5 to $17.5 million for the first quarter of 2021 ended March 31.

Kulkarni added, “We currently see 2021 shaping up as another good year for CyberOptics. We are confident that our 3D MRS sensor and system products will enable us to continue building leadership positions in our targeted markets.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function inspection and measurement systems and products for semiconductor advanced packaging inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of the MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Vice President of Global Marketing

952-820-5837

Fourth Quarter 2020 Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 800-437-2398 prior to the start of the call and providing the conference ID: 1739750. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 1739750. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$16,872	$16,852	$70,117	$59,263
Cost of revenue	8,947	9,671	38,900	32,961
Gross margin	7,925	7,181	31,217	26,302
Research and development expenses	2,592	2,412	9,572	9,362
Selling, general and administrative expenses	3,748	4,225	15,648	16,004
Income from operations	1,585	544	5,997	936
Interest income and other	31	(82)	357	224
Income before income taxes	1,616	462	6,354	1,160
Provision for income taxes	150	294	612	386
Net income	$1,466	$168	$5,742	$774
Net income per share - Basic	$0.20	$0.02	$0.80	$0.11
Net income per share - Diluted	$0.20	$0.02	$0.77	$0.11
Weighted average shares outstanding - Basic	7,264	7,128	7,215	7,113
Weighted average shares outstanding - Diluted	7,480	7,315	7,454	7,262

Condensed Consolidated Balance Sheets
(In thousands)	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$8,399	$5,836
Marketable securities	8,121	8,295
Accounts receivable, net	14,735	16,059
Inventories	20,271	15,580
Other current assets	1,576	1,579
Total current assets	53,102	47,349

Marketable securities	14,052	12,168
Equipment and leasehold improvements, net	3,235	3,341
Intangibles and goodwill, net	1,691	1,676
Right-of-use assets (operating leases)	2,621	2,111
Trade notes receivable - long term	418	962
Deferred tax assets	4,597	4,992
Total assets	$79,716	$72,599

Liabilities and Stockholders' Equity
Accounts payable	$5,118	$7,023
Accrued expenses	4,716	3,071
Current operating lease liabilities	819	688
Total current liabilities	10,653	10,782

Other liabilities	291	352
Long-term operating lease liabilities	3,244	3,141
Total liabilities	14,188	14,275

Total stockholders' equity	65,528	58,324
Total liabilities and stockholders' equity	$79,716	$72,599